Exhibit 5.1

Our ref: CPK/O0124/4

19 May, 2023

OneSpaWorld Holdings Limited,

C/o Harry B. Sands, Lobosky Management Co. Ltd.,

Office Number 2, Pineapple Business Park,

Airport Industrial Park,

Nassau, New Providence,

Bahamas

Re:   Form S-3ASR Registration Statement

Dear Sirs:

We have acted as Bahamian counsel to OneSpaWorld Holdings Limited, a company incorporated under the laws of the Commonwealth of The Bahamas (the “Company”), in connection with the Registration Statement on Form S-3ASR (as amended or supplemented, the “Registration Statement”) filed with the Securities and Exchange Commission (“SEC”) on May 16, 2023 under the Securities Act of 1933, as amended (the “Act”), for the registration of an unspecified amount of the following securities: (a) common shares of the Company, par value $0.0001 per share (the “Common Shares”) to be sold by the Company and certain shareholders of the Company in one or more offerings from time to time on a delayed or continuous basis and (b) warrants to purchase Common Shares, to be sold by certain shareholders of the Company in one or more offerings from time to time on a delayed or continuous basis.

Pursuant to the Registration Statement, the Selling Shareholders (as defined below) are selling 9,000,000 Common Shares (the “Firm Shares”) and certain Selling Shareholders are selling up to an additional 1,350,000 Common Shares (the “Option Shares” and, together with the Firm Shares, the “Shares”) to cover the exercise of the underwriters’ option to purchase additional Common Shares. The Shares are being sold to the Underwriters (as defined below) pursuant to that certain Underwriting Agreement, dated as of May 16, 2023 (the “Underwriting Agreement”), by and among the Company, the selling shareholders named therein (the “Selling Shareholders”) and William Blair & Company, L.L.C., Stifel, Nicolaus & company, Incorporated and Cowen and Company, LLC, as representatives of the several underwriters named therein (collectively, the “Underwriters”).

OneSpaWorld Holdings Limited,

C/o Harry B. Sands, Lobosky Management Co. Ltd.,

Office Number 2, Pineapple Business Park,

Airport Industrial Park,

Nassau, New Providence,

Bahamas

In that connection, we have examined originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments as we have deemed necessary for the purpose of this opinion, including the current Memorandum and Articles of the Association of the Company; the Registration Statement and the exhibits thereto; the base prospectus, dated May 16, 2023, filed with the Registration Statement; the preliminary prospectus supplement, dated May 16, 2023, relating to the offering of the Shares (the “Preliminary Prospectus Supplement”); the final prospectus supplement, dated May 16, 2023, relating to the offering of the Shares (the “Final Prospectus Supplement” and together with the Preliminary Prospectus Supplement, the “Prospectus Supplement”); and the Underwriting Agreement.

Based on the foregoing, we are of the opinion as follows:

1.	The Company is a validly existing corporation under the laws of The Commonwealth of The Bahamas; and

2.	The Shares have been duly authorized and validly issued, and are fully paid and non-assessable.

This opinion is limited to the laws of the Commonwealth of The Bahamas at the date of this opinion, and no opinion is expressed as to the laws of any other jurisdiction other than that of the Commonwealth of The Bahamas.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K and its incorporation into the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Prospectus Supplement constituting a part of the Registration Statement.

Yours faithfully,

/s/ Harry B. Sands, Lobosky & Co.

HARRY B. SANDS, LOBOSKY & CO.